EXHIBIT 99.1

BJ's Restaurants, Inc. Reports Financial Results for the Fourth Quarter and Fiscal Year of 2011

HUNTINGTON BEACH, Calif., Feb. 16, 2012 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) today reported financial results for the fourth quarter and fiscal year of 2011 that ended on Tuesday, January 3, 2012. The results for both the fourth quarter and fiscal year ended January 3, 2012 included one additional operating week as compared to the same periods of fiscal 2010.

Highlights for the fourth quarter of fiscal 2011, compared to the same quarter last year, were as follows:

  Total revenues increased 29% to $171.8 million (14 weeks vs. 13 weeks)
  Comparable restaurant sales increased 5.1% (13 weeks vs. 13 weeks)
  Net income increased 42% to $9.9 million (14 weeks vs. 13 weeks)
  Diluted net income per share increased 42% to $0.34 (14 weeks vs. 13 weeks)
  Total restaurant operating weeks increased approximately 21% (14 weeks vs. 13 weeks)

Results for the fourth quarter of fiscal 2010 included an after-tax benefit of approximately $0.7 million, or $0.02 per diluted share, primarily due to a favorable tax rate adjustment associated with disqualifying dispositions related to incentive stock options ("ISO"). Excluding this item from fiscal 2010's fourth quarter results, net income and diluted net income per share for the fourth quarter of fiscal 2011 would have increased by 58% and 55%, respectively, compared to non-GAAP adjusted results for the same quarter last year. A reconciliation between GAAP and non-GAAP adjusted financial measures is included in the accompanying financial data.

Highlights for the fiscal year 2011, compared to fiscal year 2010, were as follows:

  Total revenues increased 21% to $620.9 million (53 weeks vs. 52 weeks)
  Comparable restaurant sales increased 6.6% (52 weeks vs. 52 weeks)
  Net income increased 36% to $31.6 million (53 weeks vs. 52 weeks)
  Diluted net income per share increased 32% to $1.08 (53 weeks vs. 52 weeks)
  Total restaurant operating weeks increased approximately 13% (53 weeks vs. 52 weeks)

Results for fiscal year 2011 include a pre-tax charge of approximately $2.0 million, or $0.05 per diluted share, related to the estimated costs to settle certain California employment practices lawsuits, partially offset by a pre-tax gain of approximately $0.6 million, or $0.01 per diluted share, pursuant to the settlement agreement with the Company's former broker-dealer related to the liquidation of its auction rate securities portfolio in December 2009. Under the terms of that settlement agreement, the Company is entitled to potential future recoveries of its loss on that portfolio based on the performance of the securities through December 2012. During fiscal year 2011, certain of those securities were redeemed at par resulting in additional cash recoveries for the Company. Excluding all of the aforementioned items for fiscal 2011, on a non-GAAP adjusted basis, net income and net income per diluted share for fiscal year 2011 were $32.6 million and $1.12, respectively.

"We were very pleased with BJ's strong financial results for both the fourth quarter and full year of fiscal 2011," commented Jerry Deitchle, Chairman and CEO. "Our 5.1% increase in comparable restaurant sales for the fourth quarter of 2011 was our eighth consecutive quarter of comparable sales increases. For the full fiscal year of 2011, BJ's achieved a 6.6% increase in comparable restaurant sales, successfully hurdling a strong 5.6% increase in comparable restaurant sales for fiscal 2010. Our restaurant operators continue to do an excellent job of simultaneously building sales, improving the overall quality of the BJ's dining experience for our guests and preserving our high quality four-wall restaurant operating margins."

Four new restaurants were opened during the fourth quarter of 2011 (Dublin, OH; Rancho Santa Margarita, CA; Fort Worth, TX; and Anaheim Hills, CA). As a result, the Company fully attained its stated expansion goal for fiscal 2011 by opening a total of 13 new restaurants and achieving a double-digit increase in total restaurant operating weeks during the year. "We were especially pleased that our new restaurant openings created almost 2,000 new jobs for America last year, and we expect to create at least that many during 2012," said Deitchle. As previously announced, the Company currently expects to open as many as 16 new restaurants during 2012, of which one will be a relocation of an existing, small-format "BJ's Pizza & Grill" restaurant to a new, large-format "BJ's Restaurant and Brewhouse" location. One new restaurant opening is currently planned for the first quarter of 2012 (Clearwater, FL). As of this date, the Company expects to open as many as five new restaurants in the second quarter, five new restaurants (including the one planned relocation) in the third quarter and five new restaurants during the fourth quarter. "With only 115 restaurants open at the end of fiscal 2011, we believe that we have a significant opportunity to continue our national expansion in a careful, controlled manner and continue gaining market share in the estimated $100+ billion casual dining segment," commented Deitchle. Investors are reminded that the actual number and timing of new restaurant openings is subject to a number of factors outside of the Company's control including, but not limited to, weather conditions and factors under the control of landlords, contractors and regulatory/licensing authorities.

Investor Conference Call and Webcast

BJ's Restaurants, Inc. will conduct a conference call on its fourth quarter and fiscal year 2011 earnings release today, February 16, 2012, at 2:00 p.m. (Pacific Time). The Company will provide an Internet simulcast, as well as a replay of the conference call. To listen to the conference call, please visit the "Investors" page of the Company's website located at http://www.bjsrestaurants.com several minutes prior to the start of the call to register and download any necessary audio software. An archive of the presentation will be available for 30 days following the call.

BJ's Restaurants, Inc. currently owns and operates 115 casual dining restaurants under the BJ's Restaurant & Brewery®, BJ's Restaurant & Brewhouse®, BJ's Pizza & Grill® and BJ's Grill™ brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates several microbreweries in addition to using qualified contract brewers to produce and distribute BJ's critically acclaimed proprietary handcrafted beers throughout the chain. The Company's restaurants are located in California (56), Texas (24), Arizona (6), Colorado (4), Oregon (2), Nevada (5), Florida (8), Ohio (3), Oklahoma (2), Kentucky (1), Indiana (1), Louisiana (1) and Washington (2). Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales growth in future periods, the success of various sales-building and productivity initiatives, future guest traffic trends and the number and timing of new restaurants expected to be opened in future periods. These "forward-looking" statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (ii) our ability to manage an increasing number of new restaurant openings, (iii) construction delays, (iv) labor shortages, (v) increase in minimum wage and other employment related costs, (vi) food quality and health concerns, (vii) factors that impact California, where 56 of our current 115 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewery business considerations, including without limitation, dependence upon suppliers, third party contractors and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our handcrafted beers and energy, (xiii) trademark and service-mark risks, (xiv) government regulations, (xv) licensing costs, (xvi) beer and liquor regulations, (xvii) loss of key personnel, (xviii) inability to secure acceptable sites, (xix) limitations on insurance coverage, (xx) legal proceedings, (xxi) other general economic and regulatory conditions and requirements, (xxii) the success of our key sales-building and related operational initiatives and (xxiii) numerous other matters discussed in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The "forward-looking" statements contained in this press release are based on current assumptions and expectations and BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise.

BJ's Restaurants, Inc.
Unaudited Consolidated Statements of Income
(Dollars in thousands except for per share data)

	Fourteen Weeks Ended		Thirteen Weeks Ended		Fifty-Three Weeks Ended		Fifty-Two Weeks Ended
	January 3, 2012		December 28, 2010		January 3, 2012		December 28, 2010
Revenues	$171,769	100.0%	$ 132,896	100.0%	$620,943	100.0%	$ 513,860	100.0%
Costs and expenses:
Cost of sales	41,706	24.3	32,949	24.8	152,695	24.6	126,078	24.5
Labor and benefits	59,916	34.9	45,424	34.2	214,470	34.5	178,199	34.7
Occupancy and operating	34,943	20.3	28,273	21.3	127,291	20.5	109,566	21.3
General and administrative	10,862	6.3	8,941	6.7	39,952	6.4	34,632	6.7
Depreciation and amortization	9,228	5.4	7,751	5.8	34,075	5.5	28,878	5.6
Restaurant opening	1,908	1.1	971	0.7	6,997	1.1	5,189	1.0
Loss on disposal of assets	114	0.1	140	0.1	1,039	0.2	1,164	0.2
Legal settlements	–	–	–	–	2,037	0.3	–	–
Total costs and expenses	158,677	92.4	124,449	93.6	578,556	93.1	483,706	94.0
Income from operations	13,092	7.6	8,447	6.4	42,387	6.9	30,154	6.0

Other income (expense):
Interest income	77	–	32	–	233	–	124	–
Interest expense	(61)	–	(24)	–	(144)	–	(90)	–
Gain on investment settlement	–	–	–	–	614	0.1	–	–
Other income, net	171	0.1	121	0.1	562	0.1	612	0.1
Total other income (expense)	187	0.1	129	0.1	1,265	0.2	646	0.1
Income before income taxes	13,279	7.7	8,576	6.5	43,652	7.1	30,800	6.1

Income tax expense	3,408	2.0	1,639	1.2	12,082	1.9	7,638	1.5

Net income	$ 9,871	5.7%	$ 6,937	5.3%	$ 31,570	5.2%	$ 23,162	4.6%

Net income per share:
Basic	$ 0.36		$ 0.25		$ 1.14		$ 0.86

Diluted	$ 0.34		$ 0.24		$ 1.08		$ 0.82

Weighted average number of shares outstanding:
Basic	27,737		27,252		27,631		27,073

Diluted	29,274		28,688		29,143		28,167

Percentages reflected above may not reconcile due to rounding.

BJ's Restaurants, Inc.
Selected Consolidated Balance Sheet Information
(Dollars in thousands)

	January 3, 2012	December 28, 2010
Balance Sheet Data (end of period):	(unaudited)	(audited)

Cash, cash equivalents and short-term investments	$ 45,396	$ 53,192

Non-current investments	$ 7,739	$ 1,005

Total assets	$ 502,079	$ 430,085

Total long-term debt, including current portion	$ --	$ --

Shareholders' equity	$ 332,449	$ 287,826

BJ's Restaurants, Inc.
Supplemental Information
(Dollars in thousands)

	Fourteen Weeks Ended		Thirteen Weeks Ended		Fifty-Three Weeks Ended		Fifty-Two Weeks Ended
	January 3, 2012		December 28, 2010		January 3, 2012		December 28, 2010
Stock-based compensation (1)
Labor and benefits	$ 469	0.3%	$ 352	0.3%	$1,641	0.3%	$1,123	0.2%
General and administrative	833	0.5	704	0.5	3,037	0.5	2,882	0.6
Total stock-based compensation	$1,302	0.8%	$1,056	0.8%	$4,678	0.8%	$4,005	0.8%

Unaudited Operating Data
Comparable restaurant sales % change (2)	5.1%		5.9%		6.6%		5.6%
Restaurants opened during period	4		2		13		10
Restaurants open at period-end	115		102		115		102
Restaurant operating weeks	1,597		1,319		5,697		5,026

(1) Percentages represent percent of total revenues.
(2) Additional operating week excluded from the fourth quarter and year ended January 3, 2012, for comparable restaurant sales reporting.

Reconciliation of Selected GAAP Financial Measures to Non-GAAP Adjusted Financial Measures

To supplement the consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP"), the Company has included the following non-GAAP adjusted financial measures in this press release or in the webcast to discuss the Company's financial results for the fourth quarter of fiscal year 2011 which may be accessed via the Company's website at http://www.bjsrestaurants.com: (i) non-GAAP adjusted net income and (ii) non-GAAP adjusted basic and diluted net income per share. Each of these non-GAAP adjusted financial measures is adjusted from results based on GAAP to exclude certain expenses and gains. As a general matter, the Company uses these non-GAAP adjusted financial measures in addition to and in conjunction with results presented in accordance with GAAP. Among other things, the Company uses such non-GAAP adjusted financial measures in addition to and in conjunction with corresponding GAAP measures to help analyze the performance of its core business. In addition, the Company believes that such non-GAAP adjusted financial information is provided by its competitors and such information is used by analysts and others in the investment community to analyze the Company's results and in formulating estimates of future performance and that failure to report these non-GAAP adjusted measures could result in confusion among analysts and others and a misplaced perception that the Company's results have underperformed or exceeded expectations.

These non-GAAP adjusted financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company's results of operations and the factors and trends affecting the Company's business. However, these non-GAAP adjusted financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

For fiscal 2011, non-GAAP adjusted net income and non-GAAP adjusted basic and diluted net income per share excludes the effect from the settlement of certain California employment practices lawsuits and the gain pursuant to the settlement agreement with the Company's broker-dealer for its former auction rate securities portfolio that was fully liquidated in December 2009. For fiscal 2010, non-GAAP adjusted net income and non-GAAP adjusted basic and diluted net income per share excludes the effect of ISO disqualified dispositions and other tax related adjustments. The Company believes that presentation of measures of net income and diluted net income per share that exclude these items assists management and investors in evaluating the period-over-period performance of the Company's ongoing core business operations because these items are generally considered non-routine in nature. Furthermore, the Company believes that presentation of a measure of non-GAAP adjusted net income and non-GAAP adjusted basic and diluted net income per share that excludes such items is useful to management and investors in evaluating the performance of the Company's ongoing operations on a period-to-period basis and relative to the Company's competitors.

BJ's Restaurants, Inc.
Reconciliation of Non-GAAP Adjusted Financial Measures
(Unaudited, dollars in thousands except for per share data)

	Fourteen Weeks Ended		Thirteen Weeks Ended		Fifty-Three Weeks Ended		Fifty-Two Weeks Ended
	January 3, 2012		December 28, 2010		January 3, 2012		December 28, 2010
Net income, as reported	$ 9,871	5.7%	$6,937	5.3%	$31,570	5.2%	$23,162	4.6%
Legal settlements	--	--	--	--	2,037	0.3	--	--
Gain on investment settlement	--	--	--	--	(614)	(0.1)	--	--
Tax effect - legal settlements (1)	--	--	--	--	(564)	(0.1)	--	--
Tax effect - gain on investment settlement (1)	--	--	--	--	170	--	--	--
Tax benefit from ISO disqualifying dispositions and other tax related adjustments	--	--	(677)	(0.5)	--	--	(677)	(0.1)
Non-GAAP adjusted net income	$ 9,871	5.7%	$6,260	4.8%	$32,599	5.3%	$22,485	4.5%

Basic net income per share, as reported	$ 0.36		$ 0.25		$ 1.14		$ 0.86
Legal settlements	--		--		0.07		--
Gain on investment settlement	--		--		(0.02)		--
Tax effect - legal settlements (1)	--		--		(0.02)		--
Tax effect - gain on investment settlement (1)	--		--		0.01		--
Tax benefit from ISO disqualifying dispositions and other tax related adjustments	--		(0.02)		--		(0.03)
Non-GAAP adjusted basic net income per share	$ 0.36		$ 0.23		$ 1.18		$ 0.83

Diluted net income per share, as reported	$ 0.34		$ 0.24		$ 1.08		$ 0.82
Legal settlements	--		--		0.07		--
Gain on investment settlement	--		--		(0.02)		--
Tax effect - legal settlements (1)	--		--		(0.02)		--
Tax effect - gain on investment settlement (1)	--		--		0.01		--
Tax benefit from ISO disqualifying dispositions and other tax related adjustments	--		(0.02)		--		(0.02)
Non-GAAP adjusted diluted net income per share	$ 0.34		$ 0.22		$ 1.12		$ 0.80

(1) The tax effect is based on the Company's annual estimated tax rate of 27.7%.

Per share amounts and percentages reflected above may not reconcile due to rounding.
CONTACT: Greg Levin
         BJ's Restaurants, Inc.
         (714) 500-2400